UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 19, 2020

TAUTACHROME INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141907	20-5034780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Drive, Oro Valley, Arizona	85755
(Address of principal executive offices)	(Zip Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 19, 2020, the Registrant entered into a letter agreement with Arknet Inc., a Delaware corporation (“Arknet”), under which Arknet agreed to waive its right to collect annual fees under its license agreement with the Registrant, dated October 17, 2018 (such license agreement, the “License”), until the date that the Registrant’s aggregate gross revenue from products developed under the License exceeds $500 million (such date, the “Due Date”). Arknet’s waiver will not affect its entitlement to annual fees under the License, which fees will continue to accrue and be owing by the Registrant. In exchange for Arknet’s waiver, the Registrant will pay Arknet interest on all annual fees that are unpaid and owing under the License at the rate of 1% per annum, compounded annually and calculated from the date on which such annual fees are due under the License. All unpaid and owing annual fees, together with all accrued and unpaid interest thereon, will be due and payable by the Registrant on the Due Date.

Arknet is controlled by Dr. Jon N. Leonard and David LaMountain. Dr. Leonard is the President, CEO, CFO and a director of the Registrant, as well as being a controlling shareholder of the Registrant. Mr. LaMountain is the COO and a director of the Registrant.

The description of the terms and conditions of the letter agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the terms of the letter agreement, which is filed as Exhibit 10.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Letter agreement dated November 19, 2020, between the Tautachrome Inc. and Arknet Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAUTACHROME INC.

/s/ Jon N. Leonard
Jon N. Leonard
President & CEO
Date: November 20, 2020

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